Profire Energy Announces Loan Through Paycheck Protection Program

LINDON, Utah April 21, 2020 - Profire Energy, Inc. (Nasdaq:PFIE), a technology company which creates, installs and services burner and chemical management solutions in the oil and gas industry, announced today it has obtained a $1,074,030 loan through Bank of America as part of the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act .

“Over the years, our company has been able to withstand the impacts of economic slowdowns, price wars within the oil and gas industry and global disruptions. Fortunately, we have never had to operate in an environment in which all three occurred simultaneously,” said Brenton Hatch, Chief Executive Officer of Profire Energy. “COVID-19 has been a major contributing factor in the decrease in oil and gas demand over the past few months, as stay-at-home mandates and quarantines have shut down consumer activity and businesses across the world. This funding will serve as a bridge over the next 8 weeks to help us retain employees until pandemic-related restrictions are eased, and global economies and our industry are able to resume some level of normalcy.”

The loan has a two-year term and carries a fixed interest rate of one percent per year. Under the terms of the PPP, payments are deferred for six months and the loan can be forgiven if the funds are used for purposes specified in the CARES Act. The Company currently expects the proceeds of the loan to cover wages for retained employees. As a result, the full amount of the loan is expected to be forgiven. Any forgiven amount will not be included in taxable income.

About Profire Energy, Inc.
Profire Energy assists energy production companies in the safe and efficient production and transportation of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent regulatory standards, and enhanced margins with their energy production processes, Profire Energy's burner management products are continuing to be a key part of their solutions. Profire Energy has offices in Lindon, Utah; Victoria, Texas; Homer, Pennsylvania; Greeley, Colorado; Millersburg, Ohio; and Acheson, Alberta, Canada. For additional information, visit www.profireenergy.com.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to statements regarding the Company’s use of proceeds from the PPP loan and whether any of the PPP loan will be eligible to be forgiven.. All such forward-looking statements are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company's periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc.
Ryan Oviatt, CFO
(801) 796-5127

Three Part Advisors
Steven Hooser, Partner
214-872-2710